Exhibit 99.1

KYNDRYL REPORTS THIRD QUARTER FISCAL 2024 RESULTS

AND RAISES ITS FULL-YEAR OUTLOOK

Strong execution on ‘three-A’s’ strategy drives earnings growth

●	Revenues for the quarter ended December 31, 2023 total $3.9 billion, pretax income is $53 million, and net loss is $12 million
●	Adjusted EBITDA is $615 million, and adjusted pretax income is $63 million
●	Raises full-year adjusted earnings outlook

NEW YORK, February 6, 2024 — Kyndryl Holdings, Inc. (NYSE: KD), the world’s largest IT infrastructure services provider, today released financial results for the quarter ended December 31, 2023, the third quarter of its 2024 fiscal year.

“Demand for our world-class IT services and our strong strategic execution are driving Kyndryl’s earnings growth. As we harness secular trends in information technology through our mission-critical expertise, we’re meeting customer needs for operational excellence and cybersecurity in complex, hybrid environments,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter. “Our strong and consistent execution is enabling us to again increase our adjusted earnings outlook for the year and to remain on track for revenue growth in calendar year 2025.”

Results for the Fiscal Third Quarter Ended December 31, 2023

For the third quarter, Kyndryl reported revenues of $3.9 billion, a year-over-year decline of 9% and 10% in constant currency. The year-over-year revenue decline reflects the Company’s progress in reducing inherited zero-margin and low-margin third-party content in customer contracts, particularly in its United States and Strategic Markets segments. The Company reported pretax income of $53 million and net loss of $12 million, or ($0.05) per diluted share, in the quarter, compared to a net loss of $106 million, or ($0.47) per diluted share, in the prior-year period. Income in the quarter included a $58 million net pretax benefit from transaction-related items and workforce rebalancing charges. Cash flow from operations was $436 million.

Adjusted pretax income was $63 million, an increase of $67 million compared to an adjusted pretax loss of $4 million in the prior-year period. Adjusted EBITDA of $615 million increased 6% compared to $580 million in the prior-year period, primarily driven by contributions from the Company’s Alliances, Advanced Delivery and Accounts initiatives, partially offset by a software cost increase of $50 million. Currency movements had essentially no year-over-year impact on earnings. Adjusted free cash flow was $348 million.

“In our fiscal third quarter, we once again delivered adjusted EBITDA and adjusted pretax income growth. Our three-A initiatives and growth in Kyndryl Consult are fueling our progress, and we continued to sign contracts with attractive margins,” said Kyndryl Chief Financial Officer David Wyshner.

Recent Developments

●	Alliances initiative – In the first nine months of its fiscal year, Kyndryl recognized more than $300 million in revenue tied to cloud hyperscaler alliances. This surpasses the Company’s fiscal year 2024 hyperscaler revenue target of $300 million, and the Company is therefore raising its full-year goal to $400 million.
●	Advanced Delivery initiative – To date, Kyndryl has redeployed more than 8,500 delivery professionals to serve new revenue streams and backfill attrition. This has generated annualized savings of approximately $500 million as of quarter-end. Automation and the Kyndryl Bridge platform, powered by AI, are driving this progress, and the Company is well on track to achieve its fiscal 2024 year-end objective for annualized savings of $550 million.
●	Accounts initiative – Kyndryl continued to address elements of contracts with substandard margins, bringing the total impact from this initiative to $475 million of annualized benefits. The Company is well on track to achieve its fiscal 2024 year-end goal for annualized savings of $500 million.
●	Strong projected margin on recent signings – In the quarter, projected pretax margins associated with total signings were again in the high-single-digit range, which aligns with levels achieved throughout fiscal 2023 and reflects the Company’s focus on margin expansion.
●	Double-digit growth in Kyndryl Consult – In the quarter, Kyndryl Consult revenues grew 12% year-over-year and 11% in constant currency and were 15% of total revenue.

Raising Fiscal Year 2024 Outlook

Kyndryl is raising its fiscal 2024 outlook for adjusted pretax income to at least $150 million and raising its fiscal 2024 outlook for adjusted EBITDA margin to at least 14.5%. The Company also continues to expect its constant-currency revenue growth to be (6%) to (7%) and for its fiscal 2024 adjusted free cash flow to be positive.

Earnings Webcast

Kyndryl’s earnings call for the third fiscal quarter is scheduled to begin at 8:30 a.m. ET on February 7, 2024. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on February 7, 2024. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is the world’s largest IT infrastructure services provider, serving thousands of enterprise customers in more than 60 countries. The Company designs, builds, manages and modernizes the complex, mission-critical information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the information presented in the “Outlook” section of this press release, are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “plan,” “forecast,” “future,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “outlook,” “goal,” “objective,” “seek,” “aim,” “believe” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s spin-off from IBM; failure to attract new customers, retain existing customers or sell additional services to customers; technological developments and the Company’s response to such developments; failure to meet growth and productivity objectives; competition; impacts of relationships with critical suppliers and partners; inability to attract, retain and/or manage key personnel and other skilled employees; the impact of local legal, economic, political, health and other conditions; a downturn in economic environment and customer spending budgets; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; its implementation of a new enterprise resource planning system and other systems and processes; service delivery issues; the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities, and higher debt levels; the impact of our business with government customers; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity and data privacy; risks relating to non-compliance with legal and regulatory requirements; adverse effects from tax matters and environmental matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
Lori Chaitman
lori.chaitman@kyndryl.com

Media Contact:
Ed Barbini
edward.barbini@kyndryl.com

Table 1

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues	$3,936	$4,303	$12,202	$12,771

Cost of services	$3,184	$3,596	$10,055	$10,886
Selling, general and administrative expenses	705	731	2,059	2,131
Workforce rebalancing charges	19	10	115	16
Transaction-related costs (benefits)	(77)	48	12	218
Interest expense	31	27	92	65
Other expense	21	30	34	16
Total costs and expenses	$3,883	$4,441	$12,367	$13,333

Income (loss) before income taxes	$53	$(138)	$(165)	$(563)
Provision for (benefit from) income taxes	65	(32)	131	74
Net income (loss)	$(12)	$(106)	$(295)	$(637)

Earnings per share data
Basic earnings (loss) per share	$(0.05)	$(0.47)	$(1.29)	$(2.81)
Diluted earnings (loss) per share	(0.05)	(0.47)	(1.29)	(2.81)

Weighted-average basic shares outstanding	229.6	227.0	228.9	226.4
Weighted-average diluted shares outstanding	229.6	227.0	228.9	226.4

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended December 31,		Year-over-Year Growth
			As	Constant
Segment Results	2023	2022	Reported	Currency
Revenue
United States	$1,032	$1,265	(18%)	(18%)
Japan	581	606	(4%)	0%
Principal Markets[1]	1,446	1,472	(2%)	(5%)
Strategic Markets[1]	877	961	(9%)	(13%)
Total revenue	$3,936	$4,303	(9%)	(10%)
Adjusted EBITDA[2]
United States	$194	$271
Japan	94	90
Principal Markets	207	91
Strategic Markets	144	145
Corporate and other[3]	(25)	(16)
Total adjusted EBITDA	$615	$580

	Nine Months Ended December 31,		Year-over-Year Growth
			As	Constant
Segment Results	2023	2022	Reported	Currency
Revenue
United States	$3,305	$3,581	(8%)	(8%)
Japan	1,761	1,855	(5%)	0%
Principal Markets[1]	4,395	4,460	(1%)	(4%)
Strategic Markets[1]	2,741	2,874	(5%)	(8%)
Total revenue	$12,202	$12,771	(4%)	(5%)
Adjusted EBITDA[2]
United States	$607	$639
Japan	278	318
Principal Markets	560	248
Strategic Markets	428	352
Corporate and other[3]	(71)	(57)
Total adjusted EBITDA	$1,801	$1,499

	December 31,	March 31,
Balance Sheet Data	2023	2023
Cash and equivalents	$1,688	$1,847
Debt (short-term and long-term)	3,256	3,221

[1]

Principal Markets is comprised of Kyndryl’s operations in Australia/New Zealand, Canada, France, Germany, India, Italy, Spain/Portugal and the United Kingdom/Ireland. Strategic Markets is comprised of Kyndryl’s operations in all other geographic locations.

[2]

In the three months ended December 31, 2023, the Principal Markets and Japan segment adjusted EBITDA includes lower software costs of $20 million and $3 million, respectively, and the United States and Strategic Markets segment adjusted EBITDA includes higher software costs of $16 million and $7 million, respectively, when compared to the prior-year period, due to a “zero-sum” amendment of the contract with a software provider that re-allocated costs among our segments. In the nine months ended December 31, 2023, the Principal Markets and Japan segment adjusted EBITDA includes lower software costs of $59 million and $9 million, respectively, and the United States and Strategic Markets segment adjusted EBITDA includes higher software costs of $48 million and $20 million, respectively, when compared to the prior-year period, due to this amendment.

3 Represents net amounts not allocated to segments.

Table 3

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Nine Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(295)	$(637)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	639	681
Depreciation of right-of-use assets	251	285
Amortization of transition costs and prepaid software	946	909
Amortization of capitalized contract costs	418	337
Amortization of acquisition-related intangible assets	23	36
Stock-based compensation	72	81
Deferred taxes	55	5
Net (gain) loss on asset sales and other	(6)	(17)
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,023)	(1,063)
Right-of-use assets and liabilities (excluding depreciation)	(269)	(275)
Workforce rebalancing liabilities	(28)	(1)
Receivables	(13)	647
Accounts payable	(339)	235
Taxes	(33)	(36)
Other assets and other liabilities	(90)	(418)
Net cash provided by operating activities	$309	$769

Cash flows from investing activities:
Capital expenditures	$(449)	$(711)
Proceeds from disposition of property and equipment	134	20
Other investing activities, net	(35)	(8)
Net cash used in investing activities	$(350)	$(699)

Cash flows from financing activities:
Debt repayments	$(103)	$(83)
Common stock repurchases for tax withholdings	(19)	(17)
Other financing activities, net	(1)	—
Net cash provided by (used in) financing activities	$(123)	$(100)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(5)	$(109)
Net change in cash, cash equivalents and restricted cash	$(169)	$(138)

Cash, cash equivalents and restricted cash at beginning of period	$1,860	$2,154
Cash, cash equivalents and restricted cash at end of period	$1,691	$2,016

Supplemental data
Income taxes paid, net of refunds received	$140	$109
Interest paid on debt	$108	$89

Net cash provided by (used in) operating activities was $436 million in the three months ended December 31, 2023 and ($127) million in the six months ended September 30, 2023.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension expenses other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges, impairment expense, significant litigation costs and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, workforce rebalancing payments and significant litigation payments, less net capital expenditures. Management uses adjusted free cash flow as a measure to evaluate its operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe adjusted free cash flow is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Adjusted free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings as a tool to monitor the performance of the business including the business’ ability to attract new customers and sell additional scope into our existing customer base.

Reconciliation of net income (loss) to
adjusted pretax income (loss),
adjusted EBITDA, adjusted net	Three Months Ended		Nine Months Ended
income (loss) and adjusted EPS	December 31,		December 31,
(in millions, except per share amounts)	2023	2022	2023	2022
Net income (loss) (GAAP)	$(12)	$(106)	$(295)	$(637)
Provision for (benefit from) income taxes	65	(32)	131	74
Pretax income (loss) (GAAP)	$53	$(138)	$(165)	$(563)
Workforce rebalancing charges	19	10	115	16
Charges related to ceasing to use leased/fixed assets and lease terminations	14	10	24	10
Transaction-related costs (benefits)[1]	(77)	48	12	218
Stock-based compensation expense	25	29	72	81
Amortization of acquisition-related intangible assets	8	11	23	36
Other adjustments[2]	21	27	52	45
Adjusted pretax income (loss) (non-GAAP)	$63	$(4)	$135	$(156)
Interest expense	31	27	92	65
Depreciation of property, equipment and capitalized software[3]	207	232	629	681
Amortization of transition costs and prepaid software	314	325	946	909
Adjusted EBITDA (non-GAAP)	$615	$580	$1,801	$1,499
Operating margin[4]	2.7%	(1.9)%	(0.3)%	(3.8)%
Adjusted EBITDA margin	15.6%	13.5%	14.8%	11.7%

Adjusted pretax income (loss) (non-GAAP)	$63	$(4)	$135	$(156)
Provision for income taxes (GAAP)	(65)	32	(131)	(74)
Tax effect of non-GAAP adjustments	(8)	(11)	(27)	(22)
Adjusted net income (loss) (non-GAAP)	$(11)	$17	$(23)	$(252)
Basic weighted average shares outstanding[5]	229.6	227.0	228.9	226.4
Diluted weighted average shares outstanding[5]	229.6	227.0	228.9	226.4

Basic earnings (loss) per share (GAAP)	$(0.05)	$(0.47)	$(1.29)	$(2.81)
Diluted earnings (loss) per share (GAAP)	$(0.05)	$(0.47)	$(1.29)	$(2.81)

Adjusted earnings (loss) per share (non-GAAP)	$(0.05)	$0.07	$(0.10)	$(1.11)

1 Kyndryl’s reported results for the fiscal third quarter reflect $25 million of separation-related costs, primarily for systems migrations, which were completed in November. This was offset by a $102 million benefit related to an agreement to collect previously reserved receivables from our former Parent.

2 Other adjustments represent pension expenses other than pension servicing costs and multi-employer plan costs, significant litigation costs, and currency impacts of highly inflationary countries.

3 Amount for the nine months ended December 31, 2023 excludes $10 million of expense that is included in transaction-related costs and benefits.

4 Operating margin is calculated by dividing net income (loss) less income taxes, interest expense and other expense (income), by revenue.

5 For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP Metric Definitions, above.

	Three Months Ended		Nine Months Ended
Reconciliation of cash flow from operations	December 31,		December 31,
to adjusted free cash flow (in millions)	2023	2022	2023	2022
Cash flows from operating activities (GAAP)	$436	$278	$309	$769
Plus: Transaction-related payments	29	172	113	307
Plus: Workforce rebalancing payments	29	6	142	20
Plus: Significant litigation payments	11	—	55	—
Plus: Payments related to lease terminations	2	—	7	—
Less: Net capital expenditures	(159)	(234)	(315)	(690)
Adjusted free cash flow (non-GAAP)	$348	$223	$311	$407

	Three Months Ended		Nine Months Ended
	December 31,		December 31,		Fiscal Year-to-date
Signings (in billions)	2023	2022	2023	2022	2024	2023
Signings[1]	$3.7	$3.2	$8.9	$8.6	$9.5	$9.1

[1]

Signings for the three months ended December 31, 2023 increased by 15%, and 13% in constant currency, compared to the three months ended December 31, 2022. Signings for the nine months ended December 31, 2023 increased by 3%, and 2% in constant currency, compared to the nine months ended December 31, 2022. Fiscal year-to-date signings are a preliminary estimate, are measured through January 31, and increased 5%, and 4% in constant currency, compared to the prior-year period.